Exhibit 99.1

SemiLEDs Reports Fourth Quarter and Fiscal Year End 2018

Financial Results

Hsinchu, Taiwan (November 14, 2018) — SemiLEDs Corporation (NASDAQ: LEDS), “SemiLEDs” or the “Company,” a developer and manufacturer of LED chips and LED components, today announced its financial results for the fourth quarter and full year of fiscal year 2018, ended August 31, 2018.

Revenues for the fourth quarter and for the third quarter of fiscal 2018 were both approximately $2.0 million. GAAP net loss attributable to SemiLEDs stockholders for the fourth quarter of fiscal 2018 was $1.1 million, compared to a loss of $326 thousand in the third quarter of 2018, or a net loss of $0.32 per diluted share, compared to a net loss of $0.09 per diluted share for the third quarter of fiscal 2018.

GAAP gross margin for the fourth quarter of fiscal 2018 was negative 11%, compared with gross margin for the third quarter of fiscal 2018 of negative 8%. Operating margin for the fourth quarter of fiscal 2018 was negative 62%, compared with negative 18% in the third quarter of fiscal 2018. The Company’s cash and cash equivalents was $3.4 million as of August 31, 2018, compared to $3.7 million at the end of the third quarter of fiscal 2018.

We expect revenues for the first quarter ending November 30, 2018 to be $1.1 million +/- 10%.

Revenues for the fiscal year 2018 were $7.5 million, a 19% decrease compared to $9.2 million in the fiscal year 2017. GAAP net loss attributable to SemiLEDs stockholders for the fiscal year 2018 was $3.0 million, compared to a loss of $4.1 million in the fiscal year 2017 or a net loss of $0.84 per diluted share, compared to a net loss of $1.16 per diluted share for the fiscal year 2017. Due to the excess capacity charges that we have experienced for the last few years, considering the risk of technological obsolescence and according to the sales forecast production, we disposed of certain of our idle equipment during the third quarter of fiscal 2018, which reduced our net loss.

GAAP gross margin for the fiscal year 2018 was negative 6%, compared with gross margin for the fiscal year 2017 of 1%. Operating margin for the fiscal year 2018 was negative 49%, compared with negative 47% in the fiscal year 2017. The Company’s cash and cash equivalents was $3.4 million as of August 31, 2018, compared to $3.6 million as of August 31, 2017.

About SemiLEDs

SemiLEDs develops and manufactures LED chips and LED components for general lighting applications, including street lights and commercial, industrial, system and residential lighting, along with specialty industrial applications such as ultraviolet (UV) curing, medical/cosmetic, counterfeit detection, horticulture, architectural lighting and entertainment lighting. SemiLEDs sells blue, white, green and UV LED chips.

Forward Looking Statements

This press release contains statements that may constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, any projection of future revenues, any statements about historical results that may suggest trends for SemiLEDs’ business; any statements of the plans, strategies and objectives of management for future operations; any statements of expectation or belief regarding recovery of the LED industry, market opportunities and other future events or technology developments; any statements regarding SemiLEDs’ position to capitalize on any market opportunities; and any statements of assumptions underlying any of the foregoing. These forward-looking statements are based on current expectations, estimates, forecasts and projections of future SemiLEDs’ or industry performance based on management’s judgment, beliefs, current trends and market conditions and involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. SemiLEDs’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and other SemiLEDs filings with the SEC (which you may obtain for free at the SEC’s website at http://www.sec.gov) discuss some of the important risks and other factors that may affect SemiLEDs’ business, results of operations and financial condition. SemiLEDs undertakes no intent or obligation to publicly update or revise any of these forward looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Christopher Lee
Chief Financial Officer
SemiLEDs Corporation
+886-37-586788
investor@semileds.com

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(In thousands of U.S. dollars)

	August 31,	August 31,
	2018	2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,421	$3,582
Accounts receivable (including related parties), net	282	1,111
Inventories	1,818	2,946
Prepaid expenses and other current assets	340	405
Total current assets	5,861	8,044
Property, plant and equipment, net	7,213	8,275
Intangible assets, net	98	104
Investments in unconsolidated entities	914	992
Other assets	164	255
TOTAL ASSETS	$14,250	$17,670
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current installments of long-term debt	$335	$335
Accounts payable	894	1,145
Advance receipt toward the convertible note	500	500
Accrued expenses and other current liabilities	5,505	5,482
Total current liabilities	7,234	7,462
Long-term debt, excluding current installments	2,013	2,391
Total liabilities	9,247	9,853
Commitments and contingencies
EQUITY:
SemiLEDs stockholders’ equity
Common stock	—	—
Additional paid-in capital	175,527	175,386
Accumulated other comprehensive income	3,727	3,701
Accumulated deficit	(174,251)	(171,270)
Total equity	5,003	7,817
TOTAL LIABILITIES AND EQUITY	$14,250	$17,670

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands of U.S. dollars and shares, except per share data)

	Three Months Ended		Year Ended August 31,
	August 31, 2018	May 31, 2018	2018	2017
Revenues, net	$1,950	$1,999	$7,495	$9,214
Cost of revenues	2,155	1,837	7,930	9,132
Gross loss	(205)	162	(435)	82
Operating expenses:
Research and development	254	296	957	851
Selling, general and administrative	871	799	3,184	3,708
Gain on disposals of long-lived assets, net	(112)	(581)	(902)	(149)
Total operating expenses	1,013	514	3,239	4,410
Loss from operations	(1,218)	(352)	(3,674)	(4,328)
Other income (expenses):
Impairment loss on investment	—	—	—	(352)
Equity in loss from unconsolidated entities	(8)	—	(8)	(11)
Interest income (expenses), net	(5)	(7)	(27)	(34)
Other income (loss), net	155	78	780	594
Foreign currency transaction gain (loss), net	(55)	(45)	(52)	27
Total other expenses, net	87	26	693	224
Loss before income taxes	(1,131)	(326)	(2,981)	(4,104)
Income tax expense	—	—	—	—
Net loss	(1,131)	(326)	(2,981)	(4,104)
Less: Net loss attributable to noncontrolling interests		—	—	(13)
Net loss attributable to SemiLEDs stockholders	$(1,131)	$(326)	$(2,981)	$(4,091)
Net loss per share attributable to SemiLEDs stockholders:
Basic and diluted	$(0.32)	$(0.09)	$(0.84)	$(1.16)
Shares used in computing net loss per share attributable to SemiLEDs stockholders:
Basic and diluted	3,559	3,550	3,550	3,544

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